EXHIBIT 10.1
JOINT VENTURE AGREEMENT

This Joint Venture Agreement dated as of August 30, 2012 (as the same may be supplemented, modified, amended, restated or replaced from time to time in the manner provided herein, this "Agreement"), by and between National Merchandising of America, Inc., a corporation organized and existing under the laws of the State of Georgia and currently having its principal place of business at 350 Stonewall Ave. W., Fayetteville, GA  30214, USA (hereinafter called "NMA"), and SPAR NMS Holdings, Inc., a corporation and existing under the laws of Nevada and currently having its chief executive office at 560 White Plains Road, Suite 210, Tarrytown, New York 10591, USA (hereinafter called "SPAR").

WITNESSETH THAT:

WHEREAS, NMA is engaged in the retail solution businesses in USA, having a wide range of clients and also having various knowledge and human resources with respect to the retailing businesses in USA;

WHEREAS, SPAR is a subsidiary of SPAR Group, Inc. ("SGRP"), a Delaware corporation whose shares are currently traded publicly through Nasdaq; and together with SGRP and its domestic subsidiaries, SPAR is engaged in the businesses of providing merchandising and assembly services and other retail solutions in the USA, and has computer software useful for agency, assistance, instruction and reporting of in-store activities and also having operational know-how with respect to such software; and

WHEREAS, NMA and SPAR are desirous of organizing a corporation to jointly conduct retail solution businesses of the same kind previously performed by NMA in the USA (hereinafter called the "Territory"), which new company would be a consolidated domestic subsidiary of SGRP and use its control, administrative and other services and related software.

NOW, THEREFORE, in consideration of the mutual covenants and agreement herein contained and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged by the parties), the parties hereto agree as follows:

CHAPTER I: ORGANIZATION OF THE NEW COMPANY

Article l.	Establishment

On August 28, 2012, SPAR caused, and as of the Effective Date (as defined below), the parties hereto  hereby ratify, the formation of a new limited liability company under the Nevada Revised Statutes ("NRS") and other laws of the State of Nevada (referred to in this Agreement as the "New Company").  On the Closing Date (as defined below), the New Company shall become a party to and bound by this Agreement effective as of the Effective Date.

Article 2.	Business Purposes

The business purposes of the New Company shall consist of the following:

1.	Provide retail merchandising or marketing services;

2.	Agency, assistance, instruction and report of in-store sales activities;

3.	Implementation of market research and analysis of results thereof;

4.	Assembly of setups used for sales promotion;

5.	Consulting regarding store management; and

6.	Any and all businesses incidental or relating to any of the foregoing or approved from time to time by the Board of Directors (as defined below).

Article 3.	Legal and Trade Name

The New Company is and shall be named "National Merchandising Services, LLC" (under which all of its business shall be officially conducted) and may informally be referred to and do business as "NMS", "National Merchandising Services" or the like.

Article 4.	Location

The New Company shall have its chief executive office at the chief executive office of SGRP, and it chief operating office at such location (within or without the State of Georgia) as the New Company's Board of Directors may from time to time may determine.

Article 5.	Articles of Organization, By-Laws and Operating Agreement, SGRP Policies, Etc.

The Articles of Organization of the New Company (the "Articles") shall be in the form attached hereto as Exhibit A.  The By-Laws and Operating Agreement of the New Company (as approved by the Directors, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "By-Laws") shall be in the form attached hereto as Exhibit B (which, apart from limited liability company matters and operating agreement form, conform to the standard By-Laws used for all of SGRP's Nevada subsidiaries), but shall be subject to the provisions of this Agreement (which provisions shall control in the event of any conflict with the By-Laws).  This Agreement and the By-Laws together constitute the entire "operating agreement" of the New Company under (and as defined in) NRS §86.101.  Except as otherwise specifically provided in this Agreement, the By-Laws shall govern all matters pertaining to Members, Directors, Executive Officers and the like (as such terms are defined below), including meetings, notices, votes and actions by written consent.  As a subsidiary of SGRP, the New Company also shall be bound by all of SGRP's internal financial and reporting controls and procedures, employment policies and procedures, and corporate codes and policies in effect from time to time (and which the parties acknowledge and agree may be unilaterally changed at any time by SGRP's Board of Directors or applicable Committee in its discretion), including those respecting related party transactions, business conduct and other ethical matters, and blackout periods and transactions respecting SGRP shares.

In order to permit its Directors, managers [i.e., officers] and Members to obtain or examine the records required by NRS §86.241, the New Company shall maintain copies of the following at the executive offices of SGRP (currently located in Tarrytown, New York) or such other place (if any) as may be specified in the By-Laws: (a) a current list of the full name and last known business address of each Member, manager [i.e., officer] and Director, separately identifying the Members in alphabetical order and the managers [i.e., officers], if any, in alphabetical order; (b) a copy of the filed Articles and all amendments thereto, together with signed copies of any powers of attorney pursuant to which any record has been signed; and (c) copies of any then effective operating agreement of the New Company, including (without limitation) this Agreement and the By-Laws.

CHAPTER II: CAPITAL, CLOSING, PAYMENTS, TRANSFERS, ETC.

Article 6.	Capital, Units, Members and Purchase Price

Except to the extent otherwise provided in the By-Laws (through an amendment approved by all Members) respecting subsequently issued Units: (a) the total number of units of ownership (each a "Unit") that New Company shall be authorized to issue shall be ten thousand (10,000) Units with no par value; (b) each such Unit shall be a normal Unit of the same series and have the same participation, rights and preferences as every other Unit; (c) each such Unit shall be entitled to one vote (in person or by proxy or written consent) on any matter submitted to Members and one share in the economic interests (e.g., profits, losses, distributions of assets and the like) of the New Company (e.g. a share equal to one divided by the total Units then outstanding); (d) none of those Units will be listed or registered for public trading; and (e) each person registered on the New Company's books as the owner and holder of a Unit or fraction thereof shall be a member of the New Company  as contemplated under (and defined in) NRS §86.081 (each a "Member").

At the time of the later of the establishment of New Company or the Closing Date, the New Company shall issue the following new Units to the indicated parties below, the purchase price for those Units shall be One U.S. Dollar (US$1.00) per Unit (the "Purchase Price"), the aggregate Purchase Price for all such Units shall be allocated to paid-in-capital (without limiting any permitted reallocation later made by the New Company's Board of Directors or Members), and those Units shall be fully paid and non-assessable (other than in respect of calls to the Members for loans or voluntary capital contributions permitted to be made by the New Company's Board of Directors under this Agreement or the By-Laws):

*	SPAR, 510 Units or 51%.

*	NMA, 490 Units or 49%.

No Member shall have any preemptive or similar right to acquire any unissued Units or other interests in the New Company

Article 7.	Payment at Closing

On _____, 2012, or such earlier date as may agreed upon by the parties (as applicable, the "Closing Date"), each of the parties hereto shall pay in US Dollars and in cash the amount equivalent to the aggregate Purchase Price of its subscribed Units of New Company, and the New Company shall issue such Units to the parties, free and clear of all liens and encumbrances on a fully paid and non-assessable basis (other than in respect of calls to the Members for loans or voluntary capital contributions permitted to be made by the New Company's Board of Directors under this Agreement or the By-Laws).

Article 8.	Commencement of the New Company's Business, Asset Transfers and Retained Liabilities

(a)
Each party shall take its role as described below for the preparation of the commencement of New Company's business effective as of September 1, 2012 (the "Effective Date").  Any expenses and costs necessary for such preparation shall be borne by each party.

(b)
SPAR may (at the request of the New Company) enter into a license agreement with the New Company as of the Effective Date (or such later time as the parties may agree) in the form attached hereto as Exhibit C (as executed, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "SPAR License Agreement").  All software and other items licensed under the SPAR License Agreement (if any) will be licensed on "as is" basis to the New Company.  For reference, the SPAR License Agreement may include one or more of the obligations of SPAR to:

1.	localize and set up software provided by SPAR to work in Territory;

2.	consult on the organization of merchandising services;

3.	train the New Company's personnel in how to operate the merchandising software; and;

4.	give advice on budgeting and development of each business plan.

(c)	In further consideration of the issuance to it of its Units in the New Company, NMA shall:

1.
 Assign all of its business and client (i.e., customers) contacts and contracts (excluding all billed receivables and unbilled work in progress) to New Company effective on and as of the Effective Date("Business Assets"), free and clear of all liens and encumbrances, while NMA shall retain all obligations and liabilities with respect thereto for all periods preceding the Effective Date ("Pre-Closing Business Liabilities") and the other NMA Continuing Liabilities (as described below), and NMA shall retain all of its tangible assets (together with such billed receivables and unbilled work in progress, the "NMA Retained Assets");

2.
Transfer to the New Company effective as of the Effective Date all appropriate staff other than the independent merchandising specialists provided by NMA or its affiliates ("Business Personnel"), free and clear of any and all governmental, employee or other liens, charges or claims for wages, benefits or other amounts ("Pre-Closing Personnel Liabilities"), including (without limitation) unpaid severance, vacation or similar expenses that have accrued or that under GAAP should be accrued, which Business Personnel are listed on Exhibit E hereto;

3.
Enter into the Field Services Agreement with the New Company effective as of the Effective Date substantially in the form of Exhibit G hereto (as executed, and as the same may be supplemented, modified, amended or restated from time to time in the manner provided therein, the "Field Services Agreement"); and

4.
Satisfy all of its Pre-Closing Business Liabilities and Pre-Closing Personnel Liabilities and all of its taxes and other obligations and liabilities (whether arising or due before, on or after the Effective Date) of every kind, description or nature (each a "NMA Continuing Liability") in the normal course as and when due, subject to NMA's rights to contest, negotiate, settle or otherwise lawfully resolve each NMA Continuing Liability (but such rights shall not limit, postpone or otherwise in any way affect NMA's obligations to indemnify, reimburse, hold harmless and defend SPAR or the New Company in accordance with this Agreement respecting any NMA Continuing Liability).  The NMA Continuing Liabilities include (without limitation) each and every obligation or liability of NMA or any of its affiliates (excluding the New Company as an affiliate of NMA for this purpose only) involving or respecting (i) any work that was not performed as recorded, billed or required, (ii) if and to the extent contested by the New Company, any work incorrectly performed, or any invoice or expense or reimbursement request contested by any of NMA's customers as incorrect, incomplete, under documented, unsubstantiated or unperformed, in each case whether in whole or in part, (iii) any violation of any applicable law, business authorization, customer contract or vendor agreement, (iv) any product liability, safety, employee, workers' compensation, unemployment, personal injury, discrimination, or harassment, contractual or other claim or liability, (v) any procurement, storage, use, shipment, sale or disposal of any hazardous substance or other activity that could give rise to any claim or liability under any applicable environmental law, (vi) any action, suit, investigation or proceeding at law, in equity, in arbitration or by or before any governmental authority threatened, pending, decided or settled at any time involving or affecting NMA at any time, any Business Asset while at any time performed, owned or used by NMA or any of its affiliates, or any Business Personnel while at any time employed or engaged by NMA or any of its affiliates, (vii) any rent or other lease, license or usage payment owed by NMA or any of its affiliates, (viii) any trade debt, credit card obligation, deferred purchase price or other indebtedness of any kind or nature whatsoever, whether owed to any financial institution, any affiliate (e.g., intercompany, employee and stockholder advances) or any other person, (ix) any contract, agreement, arrangement, undertaking, promise, representation, warranty, guaranty, indemnification, reimbursement, accrued or declared dividend or other distribution, or other commitment, liability or obligation, excluding any Business Asset in respect of any work performed after the Effective Date, (x) any tax paid or required to be paid to any governmental authority, and any tax return or report filed or required to be filed with any governmental authority, by NMA or any of its affiliates, whether on account of any Business Assets or Business Personnel prior to the Effective Date, its other income or operations, its field merchandisers or its real or personal property or otherwise, all unpaid and underpaid taxes (and all related interest and penalties) and all errors in and omissions from its tax reports, (xi) any continuing business, operation or other activity by NMA, or (xii) any act or omission by NMA, any of its affiliates or any of their respective Representatives (as defined below) constituting or involving bad faith, negligence, reckless disregard, fraud, willful misconduct or violation of applicable law or contract. However, payments actually made by NMA respecting any NMA Continuing Liability listed in clause (vii), (viii), (ix), (x) or (xi) in its definition above may be subject to reimbursement from the New Company pursuant to the Field Services Agreement as and to the extent those payments are for any actual Service Costs expressly permitted under (and as defined in) the Field Services Agreement.

CHAPTER III: MEMBERS, MEETINGS, ETC.

Article 9.	Members Not Managers and Not Liable for the Debts of the New Company

No Member shall have any personal liability for any debt, obligation or liability of the New Company.  However, the preceding sentence shall not in any way limit a Member's obligations under any guaranty, pledge or other credit support document such Member may enter into voluntarily with anyone providing loans or other credit to the New Company or its affiliates.

The New Company is not managed by its Members.  No Member is a "manager" under (and as defined in) NRS §86.071, no debt may be contracted or liability incurred by or on behalf of the New Company by any Member, as contemplated by NRS §86.301 or otherwise, and no instrument or record providing for the acquisition, mortgage or disposition of property by the New Company may be signed by any Member, as contemplated by NRS §86.311 or otherwise.  However, nothing in this paragraph is intended to limit any approval, voting or other rights granted to Members by this Agreement, the Articles or By-Laws or applicable law.

Article 10.	Annual and Special Member Meetings

The annual meeting of Members shall be convened by resolution of the Board of Directors and held in New York or any other designated place by no later than June 30 of each year. However, no annual meeting shall be required if the organizational and other matters normally undertaken in such a meeting have been addressed in a written consent of the Members.  A special meeting of Members may be convened by a resolution of the Board of Directors whenever deemed necessary. To the extent then permitted by the By-Laws and applicable law, any meeting of the Members may be held by any conference call, internet audio or video conference or other similar electronic or telephonic means, and any action that may be taken by the Members at any meeting thereof may be effected in lieu of such meeting by a written consent executed by the Members holding the required number of outstanding Units.

Article 11.	Quorum and Member Votes

A quorum of the Members at any meeting shall be the Members present either in person or by proxy representing at least 51% of all the paid Unit capital of New Company.  Except as expressly otherwise provided in this Agreement, the Articles or By-Laws, or applicable law, all resolutions of and other matters approved by the Members of the New Company in a meeting or written consent shall require the affirmative vote of Members holding a majority of the then outstanding Units of the New Company.

Article 12.	Important Matters

In addition to the matters required by the Articles, By-Laws or applicable law, any resolutions of the following matters by the Members require the affirmative vote of Members holding at least two-thirds of the then outstanding Units of the New Company to approve any:

1.	amendment or modification of the Articles or By-Laws;

2.	increase or decrease in the authorized capital or paid-in capital other than any adjustment required by GAAP or applicable law;

3.
issuance by the New Company of any new Units (other than pursuant to a capital call permitted to be made by its Board of Directors) or other kind of equity securities or any instruments convertible into equity securities issued by the New Company;

4.	issuance of debentures by the New Company (other than in connection with any permitted financing);

5.
transfer of any part or whole of the New Company's assets or business (other than the assignment of receivables for collection in the normal course, any assignment required to secure any permitted financing or any assignment otherwise permitted under this Agreement);

6.	dividend, distribution or related matter to be declared or paid by the New Company;

7.	merger, consolidation, liquidation, dissolution or bankruptcy of the New Company; or

8.	change in number or length of tenure of the Directors of the New Company.

CHAPTER IV: BOARD OF DIRECTORS AND MEETINGS, OFFICERS, ETC.

Article 13.	Board of Directors and Election

The New Company shall have a Board of Directors (the "Board of Directors"), which shall consist of four (4) directors (each a "Director") or such other number as may be determined from time to time in accordance with the By-Laws.  The Board of Directors shall responsible for the overseeing the management, policies and direction of the New Company and its subsidiaries (if any), both directly and through its committees (if any, as described in the By-Laws), pursuant to the authority conferred by this Agreement, the Articles and By-Laws, the New Company's policies (including those in common with SGRP) and applicable law.  The Board of Directors' responsibilities include (without limitation) the appointment and oversight of the Company's Executive Officers (as defined below).

During the five-year period immediately following the Closing Date, two (2) of the Directors shall be elected from among those appointed by NMA and two (2) of whom shall be elected from among those appointed by SPAR; provided, however, that if NMA shall hold less than [40%] of the outstanding Units, but more than [10%], NMA shall be entitled to the election of only one (1) of its nominees and SPAR shall be entitled to the election of three (3) of its nominees as Directors, and if NMA shall hold less than [10%] of the outstanding Units, NMA shall not be entitled to the election of any Director from its nominees and SPAR shall be entitled to the election of all of the Directors from its nominees.  The Chairman of the Board of Directors shall be elected from the Directors by the mutual agreement of the Directors.  In case of any increase or decrease in the number of Directors, the then applicable proportional representation stipulated above shall be maintained except as otherwise agreed in writing by NMA and SPAR.  The right to such proportional representation is personal to NMA and shall not inure to the benefit of any assignee.

Article 14.	Management by Executive Officers as Managers

The New Company shall be managed by executive officers (each an "Executive Officer") consisting of a President, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, one or more Vice Presidents (with such titles and relative seniority, authority and duties as may be specified), and such other positions as may be specified from time to time by the Board of Directors or By-Laws.  No Executive Officer has to be a Member.  Each Executive Officer shall be a "manager" under (and as defined in) NRS §86.071 and shall have the authority and limits on authority provided by this Agreement, the Articles and By-Laws, the New Company's policies (including those in common with SGRP) and applicable law.

During the five-year period immediately following the Closing Date (or such shorter period during which NMA continues to own at least 49% of the outstanding Units), the New Company's President and Chief Executive Officer (CEO), Vice President & Chief Operating Officer (COO), and Vice President and Chief Financial Officer (CFO) shall be nominated by NMA, appointed by the Board of Directors and serve at the Board's pleasure.

Mr. Ed Burdekin will be offered a 5 years employment agreement Exhibit F (as President and Chief Executive Officer (CEO) of New Company) at a salary of US$125,000 per annum plus benefits. Mr. Ed Burdekin and full time employees of National Merchandising will be eligible for stock option and other awards granted from time to time by the Compensation Committee of SGRP's Board of Directors under SGRP's 2008 Stock Compensation Plans and will be offered the opportunity to participate in SGRP's existing 401(k), insurance and other benefit programs.

Article 15.	Terms of Directors and Executive Officers

The terms of office of each Director and Executive Officer shall expire at the close of the Annual Meeting of stockholders of SGRP each year, or when their respective successors have been duly elected or appointed (if later), as more fully provided in the applicable Annual Organizational Resolutions.

Article 16.	Directors Voting and Quorum

Each Director shall have one (1) vote in the Board of Directors.  Except as otherwise required in the Articles or By-Laws or this Agreement, a majority of the Directors shall constitute a quorum at any meeting of the Board of Directors, and all resolutions shall be adopted by the affirmative vote of more than two-thirds of the Directors present.

Article 17.	Meetings of the Board of Directors

The regular meetings of the Board of Directors shall be held quarterly, and any special Meeting of the board of Directors shall be held when necessary, both of which shall be convened in accordance with the provisions of the Articles and By-Laws.  To the extent then permitted by the By-Laws and applicable law, any meeting of the Board of Directors may be held by any conference call, internet audio or video conference or other similar electronic or telephonic means, and any action that may be taken by the Board of Directors at any meeting thereof may be effected in lieu of such meeting by a unanimous written consent executed by each Director.  A written record of all meetings of the Board of Directors and all decisions shall be made as promptly as practicable after each meeting of the Board of Directors by a Director or other person selected by the Board of Directors, kept in the records of the Company and signed or sealed by the Chairman of the Company's Board of Directors and the Secretary of the meeting.

Article 18.	Important Matters

In addition to the matters required by the Articles, By-Laws or applicable law, the following matters considered by the Board of Directors shall, except to the extent the Board of Directors of SGRP or any Committee thereof may have sole authority or responsibility for any such matter under SGRP's policies and other governing documents, Nasdaq or SEC rules or applicable law, require the affirmative vote of more than two-thirds of the Directors:

1.	any action by the Members or Board of Directors for any matter as provided in Article 12 hereof;

2.	any investment or commitment to invest in any capital or financial asset by the New Company in amounts individually in excess of US$50,000 or in the aggregate in excess of US$100,000;

3.
any loan borrowed or committed or other credit received by New Company (other than trade credit in the normal course) in amounts individually in excess of  US$50,000 or in the aggregate in excess of US$100,000;

4.
execution, amendment or termination of the New Company's agreements or commitments with NMA, SPAR or their subsidiaries or affiliates other than terminations as scheduled or on default in accordance with their respective terms;

5.	adoption or amendment of the annual budgets and business plan of the New Company, provided that they have been adopted as and when required by SGRP;

6.	adoption or any material modification of major regulations or procedures inconsistent in any way with those of SGRP, including any employee rules or handbook;

7.	initiating or settling any litigation, arbitration or other formal dispute settlement procedures or forgiveness of any obligation owed to the New Company in excess of US$50,000;

8.
any sale or disposition of or granting a lien, security interest or similar obligation (other than pursuant to any permitted financing) with respect to, any material asset of the New Company, whether in one or a series of related transactions, other than collection of receivables in the normal course and grants of liens, security interests and similar obligations pursuant to any permitted financing;

9.	formation of any subsidiary of New Company, entry into (or subsequent termination of) any joint venture, partnership or similar agreements in which the New Company is a Member;

10.	entering into, amending or terminating any contract with/or commitment to any Director or Member other than terminations as scheduled or on default in accordance with their respective terms; and

11.	entering into any agreement or commitment to provide goods or services outside of the Territory.

Article 19.	Multiple Positions; Personal Liability of Directors and Certain Officers Eliminated; Indemnification by New Company in Accordance with SGRP Policies.

A person may serve in more than one position (e.g., Director, Executive Officer or other officer or Representative) of the New Company and does not have to be a Member.  Representatives of NMA, SPAR or their respective affiliates also may serve as Members, Directors, Executive Officers or other Representatives of the New Company, and vice versa, which dual service shall not be deemed a conflict by or with the New Company.

The personal liability to the New Company and its Members of each individual who is serving or has served as a Director of the New Company is hereby eliminated to the fullest extent permitted by the NRS.  The personal liability as an officer or manager of each individual who is serving or has served as an Executive Officer or other officer or manager shall be eliminated to the fullest extent permitted by the NRS if so provided in the Articles or By-Laws, approved by the Board of Directors or provided in a written agreement with the applicable individual.  The Directors and Executive Officers shall be indemnified by the New Company in accordance with SGRP's indemnification provisions (contained in SGRP's By-Laws).

Article 20.	Voluntary Increases in Capital and Loans

No Member shall be required to make any additional contribution of capital to the New Company.  The New Company's Board of Directors from time to time may call for a voluntary increase in capital from the Members, and the Members shall have the right (but shall not be obligated) to purchase new Units to be issued at such prices and in such amounts (in proportion to their respective Units in the New Company) as the Board of Directors may determine.  However, if any Member agrees to fund or funds such a purchase and any other Member does not agree to fund or fund such a purchase, each Member agreeing to fund or fund shall instead be permitted to voluntarily make a loan to the New Company in the same amount (plus, in its sole discretion, all or part of the other Member's unfunded amount) bearing interest at a fluctuating rate equal to the aggregate interest rate under the lending Party's  commercial line of credit in effect from time to time (or if no such financing, the prime rate as reported from time to time by the Wall Street Journal) plus four percent (4.00%) per annum, payable quarterly.  The New Company shall (except to the extent each funding Member may consent otherwise in writing) repay all such loans and all accrued and unpaid interest prior to the making of any distribution to its Members.

Article 21.	Cooperation in Financing

The New Company may borrow from time to time on a secured basis when it needs additional funds, if such credit facility is approved in advance by the Board of Directors as an important matter under Article 18 of this Agreement.

CHAPTER V: AUDIT

Article 22.	Accounting Period

The fiscal year and related accounting period of New Company shall end on the 31st day of December of each year.

Article 23.	Consolidation of New Company, GAAP, Accounting Records and Books

The New Company will be consolidated in SGRP's financial statements and (to the extent required) applicable domestic tax returns.  The New Company shall keep true and correct accounting books and records respecting all of its assets, business, liabilities and operations in accordance with generally accepted accounting principles in the U.S.A. consistently applied ("GAAP") on an accrual basis, applicable law and SGRP's policies and procedures.  The New Company's books and records shall be reviewed quarterly and audited annually in connection with the quarterly and annual financial statements of SGRP by SGRP's principal independent public accounts, which shall be deemed to have been engaged by the New Company for such review and audit as and when engaged by SGRP.  The New Company will comply with any end of period or year adjustments required by such auditors or SGRP's Audit Committee.  Those auditors also will review any other matters relating, directly or indirectly, to the financial condition of New Company.  The New Company and its Representatives will provide all requested access and assistance to such auditors in connection with any such audit or review.  The fees and expenses for such audits and reviews by those auditors shall be borne by New Company (which if not billed directly to the New Company may be such allocated share of those fees and expenses as SGRP may reasonably determine).  All of the New Company's books and records shall be kept ready for inspection by those auditors, by the parties hereto or by their authorized Representative.  The New Company shall provide, and shall cooperate with SGRP in developing, such information in a timely manner as required for financial statement consolidation, periodic reporting under securities law and other necessary disclosures under the financial and reporting controls or governing documents of SGRP, GAAP, Nasdaq or SEC rules, or applicable law or as otherwise requested by SGRP.

CHAPTER VI: TRANSFER OF UNITS

Article 24.	Restrictions on Transfer of Units

Except as provided in Article 25 hereof or required under any permitted financing, neither party hereto shall, without the prior written consent of the other party, assign, sell, transfer, pledge, mortgage, or otherwise dispose of all or any part of its Units (including its right to subscribe to new Units) of the New Company without the written consent of the other party (in each case excluding the New Company as a party for the purpose of this provision).  Each certificate representing a Unit shall bear a legend to that effect.

Article 25.	Right of First Refusal, Buy/Sell Option and Right to Tender

1.
After three (3) years from the effective date of this Agreement, if either NMA or SPAR (hereinafter called "Selling Party") wishes to transfer and sell all but not less than all of its Units, the Selling Party shall furnish to the other party (hereinafter called "Other Party") a written notice of a proposed purchaser, the offered purchase price and other major terms and conditions of such proposed sale (with the understanding that the New Company may not be either a Selling Party or an Other Party).

The Other Party shall have a right to purchase such Units, upon the same terms and conditions as described in the Selling Party's notice, by giving Selling Party a written notice of its intention to purchase the same within sixty (60) days from its actual receipt or delivery refused of Selling Party's notice.  The Selling Party may sell such Units upon the terms and conditions as described in its notice after sixty (60) days from the date of Other Party's actual receipt or delivery refused of such notice unless Other Party gives the notice of its election to purchase of the Units to Selling Party. Unless agreed by the Other Party in writing, any transferee party shall be subject to this Agreement.

2.
After three (3) years from the effective date of this Agreement, either NMA or SPAR (the "Offering Party") may at any time make a written offer to buy all of the Units in the New Company from the other party (the "Other Party") (with the understanding that the New Company may not be either an Offering Party or an Other Party). The Other Party shall then either accept the offer and sell all of its Units under the terms and conditions offered or agree to purchase and purchase the Offering Party's Units at the same per Unit purchase price and on the same other terms and conditions as offered. If the Other Party receiving the initial offer does not respond to the initial offer within sixty (60) days, the Other Party shall be deemed to have accepted the offer to sell its Units at the per Unit price and on the terms and conditions offered.  The parties shall cooperate to affect the closing of such purchase and sale of all of the Units of the New Company held by the Offering Party or Other Party, as applicable, within 120 days of the decision or deemed decision of the Other Party.  At such closing, the purchasing party shall pay to the selling party the purchase price in cash, and the Selling Party shall deliver to the purchasing party Unit certificates representing all of the Selling Party's Units held in the New Company, free and clear of any liens.

3.	In addition to items 1 and 2 included in this section above, NMA reserves the right to tender its ownership in New Company to SPAR based on the following conditions and valuation:

i.	In years 1 through 5, NMA will maintain a minimum Unit ownership in the New Company equal to 49% of the issued and outstanding Units.

ii.
NMA may, by written notice, request that SPAR purchase the requested number of NMA Units beginning in year 6 and continue through year 10 after the effective date of this Agreement at the maximum rate of 98 Units per year, for which SPAR shall pay the value per Unit specified below.

iii.
The value of each New Company Unit owned by NMA for such purchase shall be equal to product of 0.001 times three (3) times the average EBITDA for the previous 2 years in which the Units are tendered in each applicable year presented for repurchase.

iv.
The factor of "0.001" in clause (iii) and the 98 Unit per year maximum in clause (ii) are based on the original issuance of 1000 Units by the New Company and shall be adjusted for any Unit dividend, split or similar Unit adjustment (but not for purchases pursuant to items 1, 2 or 3 of this provision).

CHAPTER VII: ROLE OF CONTRACTING PARTIES

Article 26.	Parties Contribution to the New Company

1.	Contributions of NMA:

a.
The Business Assets being transferred to the New Company by NMA as of the Effective Date include its current client contracts ("Contracts") as specified in Exhibit D.  NMA and SPAR shall agree on a transition plan with regard to the formal assignment of the Business Assets to the New Company, such transition plan is also documented in Exhibit D. As of the Closing and during such transition period NMA agrees and undertakes to transfer the revenue of the Business Assets that are not yet transferred to New Company by way of legally acceptable invoicing.

b.
The Business Personnel being transferred to the New Company as of the Effective Date consist of its current employees involved with In-Store Merchandising business and are listed in Exhibit E. These Business Personnel will be transferred to New Company free and clear of any Government/employee claims for benefits (including but not limited to accrued but not paid severance expense).

c.
NMA shall arrange to supply offices and facilities, staff service for general affairs and finance, and intra company network services, commencing as of the Effective Date, which are determined, at NMA's sole discretion, necessary for the operation of New Company.

2.	Consideration from SPAR:

SPAR will pay either to NMA or its designee(s), by check or by wire transfer to the bank account specified by NMA, in exchange for the assignment of Business Assets the following:

a.	US$400,000 on the Closing Date;

b.
SPAR Common Stock on the Closing Date having a value of US$165,000 based on the straight average closing stock price for the 20 trading days preceding the Closing Date, which shares will not be registered under any securities law or subject to any registration rights; and

c.	US$200,000 on January 2, 2013.

3.	SPAR License Agreement (if any)

The SPAR License Agreement (if any) contributed to the New Company by SPAR shall be effective only for as long as SPAR holds at least 51% of the Units.  If SPAR sells its interest in New Company to a third party or to NMA, the SPAR License Agreement will automatically terminate, and the New Company shall immediately cease using the name "SPAR" and other all items licensed under such agreement.

Article 27.	Indemnification

NMA at its own expense shall, upon written demand from SPAR, indemnify, reimburse, hold harmless and defend SGRP, its applicable subsidiaries (including SPAR and the New Company) and other affiliates and their respective Representatives (including SGRP, SPAR and the New Company, each an "Indemnified Person"), from and against any and all claims, demands, actions, suits and proceedings (whether administrative, judicial or otherwise) (collectively, "Claims"), and any and all court costs, damages, deficiencies, fines, interest, liabilities, license fees, professional fees and expenses (including reasonable attorney's fees), and other losses and expenses of every kind  and nature related to any Claim or the enforcement of this indemnification (collectively, "Losses"), that may be imposed upon, incurred by or asserted against any Indemnified Person in any way arising out of or relating to any NMA Continuing Liability or NMA Retained Asset.

"Representative" shall mean any shareholder, Member, Director, Executive Officer, manager, officer, employee, subcontractor, attorney, agent or other representative of the referenced person or any of its subsidiaries or other affiliates.

The Indemnifying Party’s obligations under this provision to indemnify, reimburse, hold harmless and defend are conditioned and contingent upon the Indemnified Person(s) (or its or their Representative) providing written notice to NMA of any actual or overtly threatened Claim covered by this indemnification provision (a "Covered Claim") and reasonable cooperation in the investigation, defense and resolution or settlement of such Covered Claim.  The defense of any Covered Claim shall be conducted by competent counsel employed by NMA and approved by SPAR on behalf of the Indemnified Parties, which approval shall not be unreasonably delayed, conditioned or withheld.  Each Indemnified Party shall be entitled, at its own cost and expense (which shall not constitute Losses under any circumstance), to participate in such defense and to be represented by counsel of its own choosing.

Neither the Indemnified Parties nor NMA (each a "Covered Person") may settle or compromise any Covered Claim without the consent of each other Covered Person, which consent shall not be unreasonably delayed, conditioned or withheld (in light of all factors of reasonable importance to such person).  Any Losses that NMA shall become obligated to pay to an Indemnified Person under this indemnification provision will be reduced by the amount of all applicable net insurance proceeds that such person actually receives in connection with such Losses.

Article 28.	Actions after the Closing Date

1.
As soon as possible after Closing Date, NMA shall join with the New Company in sending out notices, in a form to be agreed upon, to persons who have had dealings with NMA in connection with their merchandising and demonstration businesses, informing them of the incorporation of the New Company and the transfer of Business Assets to the New Company.

2.
NMA, shall, where the approval, consent or agreement of a third party is not required to either (i) assign the benefit of any Contract to the New Company or (ii) transfer the whole of any Contract to the New Company, will assign to the New Company their rights, title, interest and benefit in or under each such Contract;

3.
NMA, shall, where the approval, consent or agreement of a third party is required to either (i) assign the benefit of any Contract to the New Company or (ii) transfer the whole of any Contract to the New Company, at its own expense, use all reasonable endeavors to obtain that approval, consent or agreement.

4.
It is estimated that New Company will require US$400,000.00 in initial working capital, and both NMA and SPAR shall contribute these funds from time to time as and when needed in the form of loans to New Company in proportion to the number of Units in New Company they respectively own.

Article 29.	Incentive Fee

The New Company will pay the following incentive to NMA, [under a consultancy agreement or other type of arrangement]:

1.
Starting in 2013 through 2015, an Incentive Consulting Fee ("Cumulative Earn-out") calculated at 50% of New Company's EBITDA that is in excess of the Base annual EBITDA (US$500,000). The maximum value of the Cumulative Earn-out will be US$600,000.  The Cumulative Earn-out will be calculated by New Company's outside Audit Firm based on the yearend audit reports as follows:

a.	2013- max Cumulative Earn-out shall be US$200,000;

b.	2014- max Cumulative Earn-out shall be US$400,000; and

c.	2015- max Cumulative Earn-out Shall be US$600,000.

The Earn-out will be paid within 45 days after the issuance of the audit report by the independent auditing firm. It is considered that New Company will have a December 31 year-end. It is expected that the cash flow of the New Company will be adequate to make these payments as well as pay any taxes due. If the cash flow is not adequate in any year to make these payments and pay taxes due, then the incentive consulting fee payments will be decreased until the New Company cash flow is adequate to pay any taxes due and also pay the incentive consulting fee payment. Any amounts unpaid due to this limitation will be accrued by the New Company and paid when the cash flow is adequate.

Article 30.	Supply of Office and Facility

1.
NMA shall arrange to supply offices and facilities, staff service for general affairs and finance, and intra company network services, which are determined, at NMA's sole discretion, necessary for the operation of New Company.

2.	[back office and administrative expenses to be discussed]

Article 31.	Personnel

As more fully provided in Article 8(c)(2), NMA shall permit the New Company to hire all Business Personnel, which NMA represents are  all of the personnel required for the operations of New Company.  NMA acknowledges and agrees that the New Company's Directors and Executive Officers will be subject to the approval of SGRP's Board of Directors and applicable Committees.  In principal, New Company shall be responsible for the payment of salaries and benefits for such personnel and all other matters concerning their employment, except that New Company is not liable for any Pre-Closing Personnel Liabilities or other NMA Continuing Liability.

Article 32.	Training

Each party hereto shall provide the appropriate training to the employees for New Company's operation at SPAR and its own site.  The said training shall be made upon New Company's request and any necessary expenses for the training shall be borne by New Company, except as otherwise provided in License Agreement.

CHAPTER IX: CONFIDENTIALITY

Article 33.	Confidential Information

NMA and SPAR shall keep secret and retain in strict confidence any and all confidential information and use it only for the purpose of this Agreement and, except as otherwise required by applicable law or the enforcement of this Agreement, shall not disclose it to a third party without the prior written consent of the other party unless the receiving party can demonstrate that such information: (i) has become public other than as a result of disclosure by the receiving party, (ii) was available to the receiving party prior to the disclosure by the disclosing party with the right to disclose, or (iii) has been independently acquired or developed by the receiving party.

CHAPTER X:  GENERAL PROVISIONS

Article 34.	Effective Date

This Agreement shall become effective at the time of execution hereof.

Article 35.	Termination

1.
If either party transfers all of its Units in the New Company to the other party hereto in accordance with Article 25 hereof and no assignee has become a party hereto, this Agreement shall terminate.  If either party transfers its Units in the New Company to another party, unless expressly agreed by the non-transferring party in writing (which agreement shall not be unreasonably conditioned, delayed or withheld in the case of a transfer to an affiliate of the transferee), this Agreement shall be assigned to and binding upon such third party, provided that the assigning party shall remain fully bound by this Agreement to the extent it retains any Units in the New Company, and if it does not retain any Units, fully liable for all legal acts with respect to this Agreement or the New Company occurred before the last such assignment has been registered on the books of the New Company.

2.
Either party not in breach of this Agreement may terminate this Agreement by written notice to the other party if any breach shall not have been corrected by the other party in breach within ninety (90) days after written notice is given by such party not in breach complaining of such breach.

3.	Either party may terminate this Agreement by giving notice in the event of one or more of the following:

a.	Appointment of a trustee or receiver for all or any part of the assets of the other party;

b.	Insolvency or bankruptcy of the other party;

c.	Assignment of the other party for the benefit of creditor;

d.	Attachment of the assets of the other party;

e.	Expropriation of the business or assets of the other party; and

f.	Dissolution or liquidation of the other party.

If either party is involved in any of the events enumerated in (a) through (f) above, it shall immediately notify the other party of the occurrence of such event.

4.
In case of the termination of this Agreement pursuant to Article 35.2 or Article 35.3, the party terminating in accordance with this Agreement shall have an option to purchase the New Company Units held by the other party at the book value to be decided by a recognized accounting firm that is not the principal accounting firm of either party, if either party so requests, or to have the New Company dissolved.

5.
Upon termination of this Agreement or SPAR's ceasing to hold at least 51% of the Units in New Company, the License Agreement shall terminate immediately if still in effect, unless otherwise agreed in writing by the parties.

Article 36.	Force Majeure

Neither party shall be liable to the other party for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by any riots, civil commotions, wars, hostilities between nations, terrorism, governmental laws, orders or regulations, embargoes, actions by the government or any agency thereof, acts of God, storms, fires, accidents, strikes, sabotages, explosions, internet or other infrastructure disruption, or other contingencies,  circumstances or events beyond the reasonable control of the respective parties.

Article 37.	Notices

All notices, reports and other communications given or made in accordance with or in connection with this Agreement shall be made in writing and may be given either by (i) personal delivery, (ii) overnight courier or (iii) certified or express mail, return receipt requested, if properly posted, with postage fully prepaid or for the account of the sender, in an envelope properly addressed to the respective parties at the address set forth below or to such changed address as may be given by either party to the other by such written notice.  Any notice, report or other communication shall be deemed to have been delivered when actually received or refused, but if it is received other than during the recipient's regular business hours, it shall be deemed to have been delivered on the recipient's following business day.

To NMA:
National Merchandising of America, Inc.
350 Stonewall Ave. W.
Fayetteville, GA  30214,
ATTN: Mr. Ed Burdekin, President and CEO

To SPAR:
SPAR NMS Holdings, Inc.
560 White Plains Road, Suite 210
Tarrytown, New York 10591, USA
ATTN:  Gary Raymond, President and CEO

Article 38.	Successors and Assigns, Assignment, No Third Party Beneficiaries

All representations, warranties, covenants and other agreements made by or on behalf of each party in this Agreement shall be binding upon the heirs, successors, assigns, participants and legal Representatives of such party and shall inure to the benefit of the successors, assigns, participants, heirs and legal Representatives of each other party.  However, each party agrees that it will not assign this Agreement or its Units in the New Company to any other person without the consent of the other party (excluding the New Company for this purpose), which consent shall not be unreasonably conditioned, delayed or withheld in the case of any assignment to an affiliate of such party, except for assignments contemplated by this Agreement.  The provisions of this Agreement are for the exclusive benefit of the parties hereto, and, except as otherwise expressly provided herein with respect to a party's affiliates and their Representatives (e.g, indemnification), no other person, including creditors of any party, shall have any right or claim against any party by reason of any of those provisions or be entitled to enforce any of those provisions against any party.

Article 39.	Consent to Arbitration and Atlanta, Georgia, Jurisdiction, Etc.

(a)
Any unresolved dispute or controversy with respect to this Agreement other than any Arbitration Exclusion shall be settled exclusively by arbitration conducted by the American Arbitration Association (including any successor, "AAA") in accordance with the AAA's Commercial Arbitration Rules then in effect ("AAA Rules") and held in Atlanta, Georgia, or such other place as the parties may mutually agree.  However, no party shall be required to arbitrate any Arbitration Exclusion, and any party may pursue any Arbitration Exclusion through any action, suit, proceeding or other effort independent and irrespective of any pending or possible arbitration.  "Arbitration Exclusion" shall mean any injunctive or similar equitable relief, any defense or other indemnification by the other party, the scope or applicability of this arbitration provision, any enforcement of any arbitration or court award or judgment in any jurisdiction or any appeal of any lower court or arbitration decision sought by a party, and at the option of such seeking party, any damages or other applicable legal or equitable relief reasonably related to any of the forgoing exclusions.  In any arbitration, no party will raise, and each party hereby expressly and irrevocably waives, any objection or defense to such state or county as an inconvenient forum.  To commence an arbitration, the aggrieved party shall submit an arbitration notice (including a copy of this Agreement and a reasonable description of its claims) to the AAA at its headquarters in New York, New York, and request a list of qualified arbitrators.  The parties agree that each arbitrator must have significant experience and knowledge in the applicable field of endeavor and (to the extent applicable) in the accounting field and with GAAP.  Unless the parties agree in writing to a single arbitrator prior to selection and a mechanism for his or her selection, three arbitrators shall be chosen by the parties from the list submitted by the AAA within ten business days of receiving such list (or any subsequent list if applicable).  Either party may object to any proposed arbitrator that does not reasonably appear to have the required experience and knowledge or does not reasonably appear to be a disinterested, unrelated third party.  If the parties cannot agree on the three arbitrators, each party shall select a single arbitrator from the AAA's list with such qualifications and the two arbitrators so selected by the parties shall select the third arbitrator with such qualifications in accordance with the AAA Rules.  The arbitration shall begin within 30 business days of such appointment unless another date and/or place is otherwise agreed upon in writing by the parties.

(b)
The arbitrator(s) shall not have the authority to add to, detract from, or modify any provision of this Agreement.  The parties hereby instruct and direct the arbitrator to determine each claim or severable part thereof in accordance with the provisions of this Agreement (and GAAP to the extent required by this Agreement, except as otherwise provided herein), on the basis of supportable quantifiable calculations in the case of any accrual, reserve or other amount, and the arbitrator(s) shall not "split the difference" or use similar allocation methods.  No punitive, consequential or similar damages shall be awarded by the arbitrator(s).  Discovery will be strictly limited to documents of the parties specifically applicable to the claims, excluding, however, those items protected by attorney/client, accountant or other professional or work product privilege (which the parties hereby agree have not been waived by the parties hereto or other applicable persons).  No depositions, interrogatories or other prescreening of party or its Representatives or any expert witnesses will be permitted in any arbitration.  The arbitrator(s) shall render a decision and award within sixty (60) days after the commencement of the arbitration.  Such decision and award shall be in writing, shall be delivered to each party and shall be conclusive and binding on the parties.  Judgment on such decision and award may be entered and enforced in any court of competent jurisdiction, and no further arbitration shall be required.

(c)
Notwithstanding the foregoing, in seeking injunctive or similar equitable relief, a party also shall be entitled (at its option) in the same or any related proceeding (whether or not any claim for equitable relief is sustained) to seek, obtain or enforce any and all related damages or other legal relief permitted by this Agreement or applicable law, without, however, limiting the right of such party in its discretion to voluntarily bring a claim for such damages and legal relief in arbitration as provided above.

(d)
The parties each hereby consents and agrees that the applicable state and federal courts  sitting in Atlanta, Georgia, each shall have non-exclusive personal jurisdiction and proper venue with respect to any dispute between the parties under or related to this Agreement other than matters to be decided by arbitration; provided that the foregoing consent shall not deprive any party of the right to voluntarily commence or participate in any proceeding in any other location in any court having jurisdiction, the right to appeal the decision of any such court to a proper appellate court located elsewhere or the right of any party in its sole and absolute discretion to voluntarily commence or participate in any arbitration in accordance with this Agreement.  No party will raise, and each party hereby absolutely, unconditionally, irrevocably and expressly waives forever, any objection or defense in any such dispute to any such jurisdiction as an inconvenient forum.  Each party acknowledges and agrees that a final judgment in any such action, suit or proceeding shall be conclusive and binding upon such party and may be enforced against such party or any of its assets or properties in any other appropriate jurisdiction selected by the prevailing party (in its sole and absolute discretion) by an action, suit or proceeding in such other jurisdiction (and such enforcement shall not be subject to arbitration).  To the extent that it may be entitled to immunity (whether by reason of sovereignty or otherwise) from suit in any jurisdiction, from the jurisdiction of any court or from any other legal process, each party hereby absolutely, unconditionally, irrevocably and expressly waives forever such immunity.

(e)
Except as otherwise provided in this Agreement, in any action, suit, proceeding or arbitration, each party shall pay (i) its own expenses in such matter, including the fees and disbursements of its own attorneys, and (ii) half of the fees and expenses of the AAA and the arbitrator(s) or court costs, as applicable, in each case irrespective of outcome.

Article 40.	Implementation

The Members of the New Company hereby agree, for themselves, their successors, heirs and legal Representatives, to vote at Members' meetings, and to cause the Directors they nominate to vote at Board meetings and to carry out their duties, to prepare, execute and deliver or cause to be prepared, executed and delivered such further instruments and documents, to take such other actions and to cause the Articles of New Company, New Company work rules and other rules and Commercial registry and any other document to be amended or adopted as may be reasonably required to effect the provisions and intent of this Agreement and the transactions contemplated hereby.

Article 41.	Governing Law

To the greatest extent permitted by applicable law, this Agreement shall be governed by and construed in accordance with the applicable federal law of the United States of America, and to the extent not preempted by such federal law, by the applicable law of the State of New York, in each case other than those conflict of law rules that would defer to the substantive laws of another jurisdiction.  This governing law election has been made by the parties in reliance (at least in part) on Section 5-1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.

Article 42.	Waivers and Cumulative Rights

Any waiver or consent respecting this Agreement shall be effective only if in writing and signed by the required parties and then only in the specific instance and for the specific purpose for which given.  No waiver or consent shall be deemed (regardless of frequency given) to be a further or continuing waiver or consent.  The failure or delay (in whole or in part) of any party to require performance of, or to exercise or otherwise enforce any of the rights or remedies of such party with respect to, any provision of this Agreement shall in no way affect the right of such party at a later time to exercise or otherwise enforce any such provision.  No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand.  All representations, warranties, covenants, agreements and obligations, as well as all entitlements, rights, powers, privileges, remedies and interests, of each party under this Agreement and applicable law are cumulative and not alternatives.

Article 43.	Headings and other Interpretations

In this Agreement: (a) the meaning of each capitalized term or other word or phrase defined in singular form also shall apply to the plural form of such term, word or phrase, and vice versa; each singular pronoun shall be deemed to include the plural variation thereof, and vice versa; and each gender specific pronoun shall be deemed to include the neuter, masculine and feminine, in each case as the context may permit or required; (b) any table of contents or caption, section or other heading is for reference purposes only and shall not affect the meaning or interpretation of such document; (c) the word "event" shall include (without limitation) any event, occurrence, circumstance, condition or state of facts; (d) the words "hereof", "herein" and "hereunder" and words of similar import shall refer to such document as a whole and not to any particular provision of such document; (e) the words "include", "includes" and "including" shall be deemed to be followed by the phrase "(without limitation)", whether or not so stated, and in any event shall not in any way (i) limit the generality of the provision preceding such word, (ii) preclude any other applicable item encompassed by the provision preceding such word, or (iii) be deemed or construed to do so; (f) unless the context clearly requires otherwise, the word "or" shall have both the inclusive and alternative meaning represented by the phrase "and/or"; and (g) each reference to any financial or reporting control or governing document or policy of SGRP or any Nasdaq or SEC rule or other applicable law, whether generically or specifically, shall mean the same as adopted, supplemented, modified, amended, restated, codified, replaced or reenacted, in whole or in part, and then in effect.

Article 44.	Waiver of Jury Trial; All Waivers Intentional, Etc.

In any action, suit or proceeding in any jurisdiction brought by any party hereto against any other party, each party hereby absolutely, unconditionally, irrevocably and expressly waives forever trial by jury.  This waiver of jury trial and each other express waiver, release, relinquishment or similar surrender of rights (however expressed) made by a party in this Agreement has been absolutely, unconditionally, irrevocably, knowingly and intentionally made by such party.

Article 45.	Counterparts and Amendments

This Agreement or any supplement, modification or amendment hereto or restatement hereof may have been executed in two or more counterpart copies of the entire document or of signature pages to the document, each of which may have been executed by one or more of the signatories hereto or thereto and delivered by mail, courier, telecopy or other electronic or physical means, but all of which, when taken together, shall constitute a single agreement binding upon all of the signatories hereto or thereto, as the case may be.  This Agreement (i) may not be supplemented, modified, amended, restated, waived, extended, discharged, released or terminated orally, (ii) may only be supplemented, modified, amended or restated in a writing signed by all of the parties hereto, and (iii) may only be waived, extended, discharged, released or terminated in a writing signed by each party against whom enforcement thereof may be sought, provided that the New Company shall not be considered a party for the purposes of this sentence.

Article 46.	Entire Agreement

No party, and none of its affiliates and their respective Representatives, has (directly or indirectly) offered, made, accepted or acknowledged any representation, warranty, promise, assurance or other agreement or understanding (whether written, oral, express, implied or otherwise) to, with or for the benefit of any other party respecting any of the matters contained in this Agreement except for those expressly set forth herein. This Agreement contains the entire agreement and understanding of the parties and supersedes and completely replaces all prior and other representations, warranties, promises, assurances and other agreements and understandings (including, without limitation, all letters of intent), whether written, oral, express, implied or otherwise, among the parties with respect to the matters contained in this Agreement.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed in two (2) copies by their respective duly authorized officer or other Representative as of the day first above written.

National Merchandising of America, Inc.

By:
Name:	Ed Burdekin
Title:	Chief Executive Officer & President

SPAR NMS Holdings, Inc.

By:
Name:	Gary S. Raymond
Title:	Chief Executive Officer & President

Exhibit A

Articles

(attached)

Exhibit B

By-Laws and Operating Agreement

(attached)

Exhibit C

Form of Software License Agreement

(attached)

Exhibit D

Customer Contract Schedule

(attached)

Exhibit E

Business Personnel Schedule

(attached)

Exhibit F

Employment Agreement

Exhibit G

Field Services Agreement